Maryland REALTORS®

RESIDENTIAL CONTRACT OF SALE

This is a Legally Binding Contract; If Not Understood, Seek Competent Legal Advice.

THIS FORM IS DESIGNED AND INTENDED FOR THE SALE AND PURCHASE OF IMPROVED SINGLE FAMILY RESIDENTIAL REAL ESTATE LOCATED IN MARYLAND ONLY.

SECTION ONE: GENERAL CONTRACT PROVISIONS

1. **DATE OF OFFER:** October 23, 2022.

2. **TIME IS OF THE ESSENCE.** Time is of the essence of this Contract. The failure of Seller or Buyer to perform any act as provided in this Contract by a prescribed date or within a prescribed time period shall be a default under this Contract and the non-defaulting party, upon written notice to the defaulting party, may declare this Contract null and void and of no further legal force and effect. In such event, all Deposit(s) shall be disbursed in accordance with the Deposit paragraph of this Contract.

3. **SELLER:** Ken Gar EC, LLC

4. **BUYER:** Investment.com Collection LLC

5. **PROPERTY:** Seller does sell to Buyer and Buyer does purchase from Seller, all of the following described Property (hereinafter "Property") known as 6437 RANDLE AVE located in CHESAPEAKE BEACH CALVERT City/County, Maryland, Zip Code 20732, together with the improvements thereon, and all rights and appurtenances thereto belonging.

6. **ESTATE:** The Property is being conveyed: X in fee simple or ______ subject to an annual ground rent, now existing, in the amount of ______ Dollars ($______) payable semi-annually, as now or to be recorded among the Land Records of ______ City/County, Maryland.

7. **PURCHASE PRICE:** The Purchase Price is $681,575 Six Hundred Eighty One Thousand Five Hundred and Seventy Five Dollars ($681,575).

8. **PAYMENT TERMS:** The payment of the purchase price shall be made by Buyer as follows:
(a) Buyer ☐ has delivered OR ☑ will deliver within 7 Days of the Date of Contract Acceptance an initial Deposit by way of Wire or certified check in the amount of Ten Thousand Dollars ($10,000)
(b) An additional Deposit by way of ______ in the amount of ______ Dollars ($______) to be paid ______.
(c) All Deposits will be held in escrow by: ______.
If Deposit will not be held by a Maryland licensed real estate broker, the parties shall execute a separate written Escrow Agreement that complies with Section 10-802 of the Real Property Article, Annotated Code of Maryland.
(d) The purchase price less any and all Deposits shall be paid in full by Buyer in cash, wired funds, bank check, certified check or other payment acceptable to the settlement officer at settlement.
(e) Buyer and Seller instruct broker named in subparagraph (c) above to place the Deposits in: **(Check One)**
☒ A non interest bearing account; **OR**
☐ An interest-bearing account, the interest on which, in absence of default by Buyer, shall accrue to the benefit of Buyer. Broker may charge a fee for establishing an interest bearing account.

9. **DEPOSIT:** If the Deposit is held by a Broker as specified in Paragraph 8(c) of this Contract, Buyer hereby authorizes and directs Broker to hold the Deposit instrument without negotiation or deposit until the parties have executed and accepted this Contract. Upon acceptance, the initial Deposit and additional Deposits (the "Deposit"), if any, shall be placed in escrow as provided in Paragraph 8(e) of this Contract and in accordance with the requirements of Section 17-502(b)(1) of the Business Occupations and Professions Article, Annotated Code of Maryland. If Seller does not execute and accept this Contract, the initial Deposit instrument shall be promptly returned to Buyer. The Deposit shall be disbursed at settlement. In the event this Contract shall be terminated or settlement does not occur, Buyer and Seller agree that the Deposit shall be disbursed by Broker only in accordance with a Release of Deposit agreement executed by Buyer and Seller. In the event Buyer and/or Seller fail to complete the real estate transaction in accordance with the terms and conditions of this Contract, and either Buyer or Seller shall be unable or unwilling to execute a Release of Deposit agreement, Buyer and Seller hereby acknowledge and agree that Broker may distribute the Deposit in accordance with the provisions of Section 17-505(b) of the Business Occupations and Professions Article, Annotated Code of Maryland.

10. **SETTLEMENT:** Date of Settlement 12/5/22 or sooner if agreed to in writing by the parties.

©Copyright 2022 Maryland REALTORS®. For use by REALTOR® members of Maryland REALTORS® only. Except as negotiated by the parties to the Contract, this form may not be altered or modified in any form without the prior express written consent of Maryland REALTORS®.

CENTURY 21 New Millennium - McLean, 6641-A Old Dominion Drive McLean VA 22101-4539 Phone: (703) 556-4222 Fax: (703) 748-0741 Randle
Joe Okon Produced with Lone Wolf Transactions (zipForm Edition) 717 N Harwood St, Suite 2200, Dallas, TX 75201 www.lwolf.com

11. ADDENDA/DISCLOSURES: The Addenda checked below, which are hereby attached, are made a part of this Contract:

- [X] Affiliated Business Disclosure Notice
- [ ] Additional As Is Provisions
- [ ] ATU/BAT On-Site Sewage Disposal
- [ ] Back-Up Contract
- [ ] Cash Appraisal Contingency
- [ ] Condominium Resale Notice
- [ ] Conservation Easement
- [ ] Disclosure of Licensee Status
- [X] Disclosure of Information on Lead-Based Paint and/or Lead-Based Paint Hazards
- [ ] Homeowners Association Notice
- [X] Inclusions/Exclusions, Leased Items, & Utilities
- [ ] Kickout
- [ ] Local City/County Certifications/Registrations
- [X] Local City/County Notices/Disclosure
- [X] Maryland Lead Poisoning Prevention Program
- [ ] Other Addenda/Special Conditions:
- [ ] MD Non-Resident Seller Transfer Withholding Tax
- [X] Notice to Buyer and Seller - Maryland Residential Property Condition Disclosure Law
- [ ] Notice & Discl. of Deferred Water & Sewer Charges
- [X] On-Site Sewage Disposal System Inspection
- [X] Property Inspections
- [ ] Property Subject to Ground Rent
- [ ] Purchase Price Escalation
- [ ] Sale, Fin., Settlement/Lease of Other Real Estate
- [ ] Seller Contribution
- [ ] Seller's Purchase of Another Property
- [ ] Solar Panel
- [ ] Short Sale
- [ ] Tenant Occupied
- [ ] Third Party Approval
- [X] Water Quality
- [ ] Water Yield Test

12. BUYER AND SELLER MAY EXECUTE THIS CONTRACT ELECTRONICALLY USING ELECTRONIC SIGNATURES: Buyer and Seller hereby acknowledge that pursuant to Section 21-101 et seq. of the Commercial Law Article, Annotated Code of Maryland, Buyer and Seller may execute this contract electronically using electronic signatures. If a mortgage or settlement company requires wet signatures, all parties agree to promptly re-sign all the documents. The parties agree that this Contract offer shall be deemed validly executed and delivered by a party if a party executes this Contract and delivers a copy of the executed Contract to the other party by facsimile transmittal or delivers a digital image of the executed document by electronic transmittal.

13. ENTIRE AGREEMENT: This Contract and any addenda thereto contain the final and entire agreement between the parties, and neither they nor their agents shall be bound by any terms, conditions, statements, warranties or representations, oral or written, not herein contained. The parties to this Contract mutually agree that it is binding upon them, their heirs, executors, administrators, personal representatives, successors and, if permitted as herein provided, assigns. Once signed, the terms of this Contract can only be changed by a document executed by all parties. This Contract shall be interpreted and construed in accordance with the laws of the State of Maryland. It is further agreed that this Contract may be executed in counterparts, each of which when considered together shall constitute the original Contract.

14. COMPUTATION OF DAYS: As used in this Contract, and in any addendum or addenda to this Contract, the term "days" shall mean consecutive calendar days, including Saturdays, Sundays, and holidays, whether federal, state, local or religious. A day shall be measured from 12:00:00 a.m. to and including 11:59:59 p.m. in the Eastern Time Zone. For the purposes of calculating days, the count of "days" shall begin on the day following the day upon which any act or notice as provided in this Contract, or any addendum or addenda to this Contract, was required to be performed or made.

15. SELLER RESPONSIBILITY: Seller agrees to keep existing mortgages free of default until settlement. All violation notices or requirements noted or issued by any governmental authority (including without limitation, any permit violation notices), or actions in any court on account thereof, against or affecting the Property at the date of settlement of this Contract, shall be complied with by Seller and the Property conveyed free thereof. The Property is to be held at the risk of Seller until legal title has passed or possession has been given to Buyer. If, prior to the time legal title has passed or possession has been given to Buyer, whichever shall occur first, all or a substantial part of the Property is destroyed or damaged, without fault of Buyer, then this Contract, at the option of Buyer, upon written notice to Seller, shall be null and void and of no further effect, and the deposits shall be disbursed in accordance with the Deposit paragraph of this Contract.

16. LEASES: Seller may neither negotiate new leases nor renew existing leases for the Property which extend beyond settlement or possession date without Buyer's written consent. Seller warrants that the Property is not tenant-occupied nor subject to any leases, unless otherwise stated in an attached Tenant Occupied Addendum.

17. NON-ASSIGNABILITY: This Contract may not be assigned without the written consent of Buyer and Seller. If Buyer and Seller agree in writing to an assignment of this Contract, the original parties to this Contract remain obligated hereunder until settlement.

18. SECTION AND PARAGRAPH HEADINGS: The Section and Paragraph headings of this Contract are for convenience and reference only, and in no way define or limit the intent, rights, or obligations of the parties.

©Copyright 2022 Maryland REALTORS®. For use by REALTOR® members of Maryland REALTORS® only. Except as negotiated by the parties to the Contract, this form may not be altered or modified in any form without the prior express written consent of Maryland REALTORS®.

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SECTION TWO: PAYMENT OF THE PURCHASE PRICE

19. FINANCING: Buyer's obligation to purchase the Property is contingent upon Buyer obtaining a written commitment for a loan secured by the Property as follows:

- [x] Conventional Financing Addendum
- [ ] FHA Financing Addendum
- [ ] VA Financing Addendum
- [ ] USDA Financing Addendum
- [ ] Assumption Addendum
- [ ] Gift of Funds Contingency Addendum
- [ ] Owner Financing Addendum
- [ ] No Financing Contingency
- [ ] OTHER: ____________________

20. FINANCING APPLICATION AND COMMITMENT: Buyer agrees to make a written application for the financing as herein described within ______________________ (____) days from the Date of Contract Acceptance. If a written financing commitment is not obtained by Buyer within __________________________ (______) days from the Date of Contract Acceptance: (1) Seller, at Seller's election and upon written notice to Buyer, may declare this Contract null and void and of no further legal effect; or (2) Buyer, upon written notice to Seller, which shall include written evidence from the lender of Buyer's inability to obtain financing as provided in the Financing paragraph of this Contract, may declare this Contract null and void and of no further legal effect. In either case, the deposit shall be disbursed in accordance with the Deposit paragraph of this Contract. If Buyer has complied with all of Buyer's obligations under this Contract, including those with respect to applying for financing and seeking to obtain financing, then the Release of Deposit agreement shall provide that the deposit shall be returned to Buyer.

21. BUYER RESPONSIBILITY: If Buyer has misrepresented Buyer's financial ability to consummate the purchase of the Property, or if this Contract is contingent upon Buyer securing a written commitment for financing and Buyer fails to apply for such financing within the time period herein specified, or fails to pursue financing diligently and in good faith, or if Buyer makes any misrepresentations in any document relating to financing, or takes (or fails to take) any action which causes Buyer's disqualification for financing, then Buyer shall be in default; and Seller may elect by written notice to Buyer, to terminate this Contract and/or pursue the remedies set forth under the Default paragraph of this Contract.

22. SALE/SETTLEMENT OR LEASE OF OTHER REAL ESTATE: Neither this Contract nor the granting of Buyer's loan referred to herein is to be conditioned or contingent in any manner upon the sale, settlement and/or lease of any other real estate unless a contingency for the sale, settlement and/or lease of other real estate is contained in an addendum to this Contract. Unless this Contract is expressly contingent upon the sale, settlement and/or lease of any other real estate, Buyer shall neither apply for nor accept a financing loan commitment which is contingent upon or requires as a pre-condition to funding that any other real estate be sold, settled and/or leased.

23. ALTERNATE FINANCING: Provided Buyer timely and diligently pursues the financing described in the **Financing** paragraph, the **Financing Application and Commitment** paragraph, and the **Buyer Responsibility** paragraph, Buyer, at Buyer's election, may also apply for alternate financing. If Buyer, at Buyer's sole option, obtains a written commitment for financing in which the loan amount, term of note, amortization period, interest rate, down payment or loan program differ from the financing as described in the Financing paragraph, or any addendum to this Contract, the Financing Application and Commitment paragraph or any addendum to this Contract shall be deemed to have been fully satisfied. Such alternate financing may not increase costs to Seller or exceed the time allowed to secure the financing commitment as provided in the Financing Application and Commitment paragraph, or any addendum to this Contract.

SECTION THREE: PROPERTY CONDITION AND INSPECTIONS

24. INCLUSIONS/EXCLUSIONS: Included in the purchase price are all permanently attached fixtures, including all smoke detectors. Certain other **now existing items** which may be considered personal property, whether installed or stored upon the property, are included if identified on a Disclosure of Inclusions/Exclusions, Leased Items, and Utilities Addendum attached hereto.

25. CONDITION OF PROPERTY AND POSSESSION: EXCEPT AS OTHERWISE SPECIFIED IN THIS CONTRACT INCLUDING THIS PARAGRAPH, THE PROPERTY IS SOLD "AS IS." At settlement, Seller shall deliver possession of the Property vacant, clear of trash and debris, broom clean and in substantially the same condition as existed on the Date of Contract Acceptance. Buyer reserves the right to inspect the Property within five (5) days prior to settlement to confirm the condition of the property.

26. INSPECTION CONTINGENCY: If Buyer and Seller agree, Buyer will be afforded the opportunity, at Buyer's sole cost and expense, to condition Buyer's purchase of the Property upon inspections to ascertain any unsatisfactory conditions. Buyer and Seller acknowledge that Brokers, agents or subagents are not responsible for the existence or discovery of property defects. **Any Buyer Inspection Contingency must be established through Addenda to this Contract.**

Inspection Addenda Attached ________ / ________ (Buyer / Buyer) **Inspections Declined** ________ / ________ (Buyer / Buyer)

©Copyright 2022 Maryland REALTORS®. For use by REALTOR® members of Maryland REALTORS® only. Except as negotiated by the parties to the Contract, this form may not be altered or modified in any form without the prior express written consent of Maryland REALTORS®.

Produced with Lone Wolf Transactions (zipForm Edition) 717 N Harwood St, Suite 2200, Dallas, TX 75201 www.lwolf.com Randle

SECTION FOUR: PROPERTY-SPECIFIC DISLOSURES

27. HOMEOWNER'S ASSOCIATION / CONDOMINIUM REGIME: The Property is not part of development subject to the imposition of mandatory fees as defined by the Maryland Homeowner's Association Act or a condominium regime as defined by the Maryland Condominium Act, unless acknowledged by an attached addendum.

28. NOTICE REGARDING DISCLOSURE OF DEFERRED WATER AND SEWER ASSESSMENTS: Pursuant to Section 14-117(a)(5) of the Real Property Article of the Annotated Code of Maryland, a contract for the resale of residential real property that is served by public water or wastewater facilities for which deferred water and sewer charges have been established by a recorded covenant or declaration shall contain a notice disclosing information about the deferred water and sewer charges. **If a Seller subject to this law fails to comply:**

(a) **Prior to settlement, Buyer is entitled to rescind in writing the sales contract without penalty or liability. On rescission, Buyer is also entitled to the full return of any deposits made on account of the sales contract. If any deposits are held in trust by a licensed real estate broker, the return of the deposits to a Buyer under this law shall comply with the procedures under § 17-505 of the Business Occupations and Professions Article of the Annotated Code of Maryland. Buyer's right of rescission shall terminate five days after Seller provides to Buyer written notice in accordance with this requirement; and**

(b) **After settlement, Seller shall be liable to Buyer for the full amount of any fee or assessment not disclosed, unless Seller was never charged a fee or assessment to defray the costs of public water or wastewater facilities by the developer, a successor of the developer, or a subsequent assignee.**

This law does not apply in a county that has adopted a disclosure requirement that is substantially similar to this law. (If the Property is served by public water or wastewater facilities for which deferred water and sewer charges have been established by a recorded covenant or declaration: See Notice Regarding Deferred Water and Sewer Charges.)

29. AGRICULTURALLY ASSESSED PROPERTY: The *Agricultural Use Assessment* (Assessment) is a reduced property tax assessment for agricultural land. To be eligible for the Assessment, the land must be actively used for agricultural purposes. The *Agricultural Land Transfer Tax* (Tax) is a tax imposed under Section 13-301 et seq. of the Tax-Property Article, Annotated Code of Maryland. **If the Property is assessed in the agricultural use category and the Buyer does not intend to use the Property for agricultural purposes, the Tax may become due and could be substantial.** The Tax is imposed on the deed itself and must be paid before the deed can be recorded. At the time of sale, Seller shall notify Buyer in writing that the transfer may be subject to the Tax. Buyer will be responsible to pay the Tax unless the parties negotiate a different agreement. To avoid paying the Tax, Buyer must continue to use the Property for agricultural purposes and comply with the other requirements of the law. **The Property, or any portion thereof, may be subject to an Agricultural Land Transfer Tax as imposed by Section 13-301 et seq. of the Tax-Property Article, Annotated Code of Maryland, by reason of the Property's having been assessed on the basis of agricultural use. The Tax assessed as a result of this transfer shall be paid by** Seller.

30. NOTICE CONCERNING CONSERVATION EASEMENTS: If the Property is encumbered by a Conservation Easement as defined in Section 10-705 of the Real Property Article, Annotated Code of Maryland, the contract must contain a notice concerning the easement, which is contained in an attached addendum. This Paragraph does not apply to the sale of property in an action to foreclose a mortgage or deed of trust. (If the Property is encumbered by a Conservation Easement: See Conservation Easement Addendum.)

31. FOREST CONSERVATION AND MANAGEMENT PROGRAM:
Buyer is hereby notified that this transfer may be subject to the Forest Conservation and Management Program imposed by Section 8-211 of the Tax-Property Article, Annotated Code of Maryland. Forest Conservation and Management program taxes assessed as a result of this transfer shall be paid by Seller.

32. FOREST CONSERVATION ACT NOTICE: If the Property is a tract of land 40,000 square feet or more in size, Buyer is notified that, unless exempted by applicable law, as a prerequisite to any subdivision plan or grading or sediment control permit for the Property, Buyer will be required to comply with the provisions of the Maryland Forest Conservation Act imposed by Section 5-1601, et seq. of the Natural Resources Article, Annotated Code of Maryland, including, among other things, the submission and acceptance of a Forest Stand Delineation and a Forest Conservation Plan for the Property in accordance with applicable laws and regulations. Unless otherwise expressly set forth in an addendum to this Contract, Seller represents and warrants that the Property is not currently subject to a Forest Conservation Plan, Management Agreement or any other pending obligation binding the owner of the Property under said Act; further, Seller represents and warrants that no activities have been undertaken on the Property by Seller in violation of the Forest Conservation Act.

©Copyright 2022 Maryland REALTORS®. For use by REALTOR® members of Maryland REALTORS® only. Except as negotiated by the parties to the Contract, this form may not be altered or modified in any form without the prior express written consent of Maryland REALTORS®.

Produced with Lone Wolf Transactions (zipForm Edition) 717 N Harwood St, Suite 2200, Dallas, TX 75201 www.lwolf.com Randle

SECTION FIVE: GENERAL DISCLOSURES

33. SINGLE FAMILY RESIDENTIAL REAL PROPERTY DISCLOSURE NOTICE: Buyer is advised of the right to receive a "Disclosure and Disclaimer Statement" from Seller (Section 10-702 Real Property Article, Annotated Code of Maryland).

34. GROUND RENT: If the Property is subject to ground rent and the ground rent is not timely paid, the ground lease holder (i.e., the person to whom the ground rent is payable) may bring an action under Section 8-402.3 of the Real Property Article, Annotated Code of Maryland. As a result of this action, a lien may be placed upon the property. If the Property is subject to ground rent, Sections 14-116 and 14-116.1 of the Real Property Article provide the purchaser, upon obtaining ownership of the Property, with certain rights and responsibilities relative to the ground rent. (If the Property is subject to ground rent: See Property Subject to Ground Rent Addendum.)

35. LEAD-BASED PAINT:

A. FEDERAL LEAD-BASED PAINT LAW: Title X, Section 1018, the Residential Lead-Based Paint Hazard Reduction Act of 1992 (the "Act"), requires the disclosure by Seller of information regarding lead-based paint and lead-based paint hazards in connection with the sale of any **residential** real property on which a residential dwelling was constructed prior to 1978. Unless otherwise exempt by the Act, the disclosure shall be made on the required federal Disclosure of Information on Lead-Based Paint and/or Lead-Based Paint Hazards form. **Seller and any agent involved in the transaction are required to retain a copy of the completed Lead-Based Paint Disclosure form for a period of three (3) years following the date of settlement. A Seller who fails to give the required Lead-Based Paint Disclosure form and EPA pamphlet may be liable under the Act for three times the amount of damages and may be subject to both civil and criminal penalties.**

Buyer acknowledges by Buyer's initials below that Buyer has read and understands the provisions of Paragraph 35.A.
_____ / _____ **(BUYER)**

B. RENOVATION, REPAIR AND PAINTING OF PROPERTY: In accordance with the Lead Renovation, Repair and Painting Rule ("RRP") as adopted by the Environmental Protection Agency ("the EPA"), effective April 22, 2010, if the improvements on the Property were built before 1978, contractor(s) engaged by Seller to renovate, repair or paint the Property must be certified by the EPA where such work will disturb more than six square feet of paint per room for interior projects; more than 20 square feet of paint for any exterior project; or includes window replacement or demolition ("Covered Work"). Before and during any Covered Work project, contractor(s) must comply with all requirements of the RRP.

A Seller who personally performs any Covered Work on a rental property is required to be certified by the EPA prior to performing such Covered Work. No certification is required for a Seller who personally performs Covered Work on the Seller's principal residence. However, Seller has the ultimate responsibility for the safety of Seller's family or children while performing such Covered Work. For detailed information regarding the RRP, Seller should visit http://www2.epa.gov/lead/renovation- repair-and-painting-program.

Buyer acknowledges by Buyer's initials below that Buyer has read and understands Paragraph 35.B.
_____ / _____ **(BUYER)**

C. MARYLAND LEAD POISONING PREVENTION PROGRAM: Under the Maryland Lead Poisoning Prevention Program (the "Maryland Program"), any residential dwelling constructed prior to 1978 that is leased for residential purposes is required to be registered with the Maryland Department of the Environment (MDE). If the Property was built prior to 1978 and is now or has been a rental property or may become a rental property in the future, a separate Maryland Lead-Based Paint Disclosure form is attached. Detailed information regarding compliance requirements may be obtained at: http://www.mde.state.md.us/programs/Land/LeadPoisoningPrevention/Pages/index.aspx.

Buyer acknowledges by Buyer's initials below that Buyer has read and understands Paragraph 35.C.
_____ / _____ **(BUYER)**

36. LIMITED WARRANTY: NOTICE TO BUYER: IF A WARRANTY PLAN IS BEING OFFERED WITH THE PURCHASE OF THE PROPERTY, IT MAY BE A LIMITED WARRANTY. SINCE SUCH WARRANTY PLANS DO NOT COVER STRUCTURAL DEFECTS AND MAY NOT COVER PRE-EXISTING DEFECTS, BUYER SHOULD REQUEST THE REAL ESTATE AGENT TO PROVIDE BUYER WITH ANY BROCHURE WHICH DESCRIBES THE PLAN IN ORDER TO DETERMINE THE EXTENT OF COVERAGE PROVIDED BY THE WARRANTY.

37. PROPERTY INSURANCE BROCHURE: An informational brochure published by Maryland REALTORS® titled "Property Insurance Basics - What You Should Know" is available to explain current issues relative to obtaining insurance coverage for the Property to be purchased and may be obtained on Maryland REALTORS® website: http://www.mdrealtor.org/Portals/0/adam/Content/gejh4dXTAEWPU3vfLrkJ1A/Link/FINAL-Property-Insurance-Basics-Flyer-Web.pdf.

©Copyright 2022 Maryland REALTORS®. For use by REALTOR® members of Maryland REALTORS® only. Except as negotiated by the parties to the Contract, this form may not be altered or modified in any form without the prior express written consent of Maryland REALTORS®.

Produced with Lone Wolf Transactions (zipForm Edition) 717 N Harwood St, Suite 2200, Dallas, TX 75201 www.lwolf.com Randle

38. FLOOD DISCLOSURE NOTICE:

A. FLOOD INSURANCE PREMIUMS: The Property or part of the Property may be located in an area established by the government as a "flood plain" or otherwise in an area where flood insurance could be required by Buyer's mortgage lender as a condition of granting a mortgage. In addition, construction on the Property could be prohibited or restricted. The National Flood Insurance Program ("NFIP") provides for the availability of flood insurance but also establishes flood insurance policy premiums based on the risk of flooding in the area where properties are located. Due to amendments to federal law governing the NFIP those premiums are increasing, and in some cases will rise by a substantial amount over the premiums previously charged for flood insurance. As a result, Buyer should not rely on the premiums paid for flood insurance on the Property as an indication of the premiums that will apply after Buyer completes the purchase. In considering the purchase of this Property, Buyer should consult with one or more carriers of flood insurance for better understanding of flood insurance coverage, the premiums that are likely to be required to purchase such insurance and any available information about how those premiums may increase in the future. The only requirement for purchasing flood insurance from the NFIP is that you live in a community that participates (via floodplain regulations) in the NFIP. The same requirement applies to the mandatory purchase of flood insurance. Detailed information regarding flood insurance coverage may be obtained at: https://www.fema.gov/national-flood-insurance-program.

B. FLOOD INSURANCE RATE MAPS: The State of Maryland in conjunction with the Federal Emergency Management Agency has been systematically updating flood insurance rate maps. The Property may be affected. Buyer is advised to contact the Maryland Department of the Environment and consult a flood insurance carrier to inquire about the status of the Property. Detailed information regarding updated maps may be obtained at: http://www.mdfloodmaps.net.

39. GUARANTY FUND: NOTICE TO BUYER: BUYER IS PROTECTED BY THE REAL ESTATE GUARANTY FUND OF THE MARYLAND REAL ESTATE COMMISSION, UNDER SECTION 17-404 OF THE BUSINESS OCCUPATIONS AND PROFESSIONS ARTICLE OF THE ANNOTATED CODE OF MARYLAND, FOR LOSSES IN AN AMOUNT NOT EXCEEDING $50,000 FOR ANY CLAIM.

40. NOTICE TO BUYER CONCERNING THE CHESAPEAKE AND ATLANTIC COASTAL BAYS CRITICAL AREA: Buyer is advised that all or a portion of the property may be located in the "Critical Area" of the Chesapeake and Atlantic Coastal Bays, and that additional zoning, land use, and resource protection regulations apply in this area. The "Critical Area" generally consists of all land and water areas within 1,000 feet beyond the landward boundaries of state or private wetlands, the Chesapeake Bay, the Atlantic Coastal Bays, and all of their tidal tributaries. The "Critical Area" also includes the waters of and lands under the Chesapeake Bay, the Atlantic Coastal Bays and all of their tidal tributaries to the head of tide. For information as to whether the property is located within the Critical Area, Buyer may contact the local Department of Planning and Zoning, which maintains maps showing the extent of the Critical Area in the jurisdiction. Allegany, Carroll, Frederick, Garrett, Howard, Montgomery, and Washington Counties do not include land located in the Critical Area.

41. WETLANDS NOTICE: Buyer is advised that if the Property being purchased contains waters of the United States, or if the Property contains land and/or waters regulated by the State, including, but not limited to, wetlands, approval from the U.S. Army Corps of Engineers (Corps) and/or the Maryland Department of the Environment (MDE) will be necessary before starting any work, including construction, if the work includes the discharge of dredged or fill material into a regulated area, or certain other activities conducted in a regulated area. The Corps has adopted a broad definition of waters of the United States, which occur throughout the Chesapeake Bay Region, as well as other portions of the State. The land and waters regulated by the State include tidal wetlands, nontidal wetlands and their buffers, and streams and their 100-year nontidal floodplain. For information as to whether the Property includes waters of the United States or land and/or waters regulated by the State, Buyer may contact the Baltimore District of the Corps and/or MDE. Buyer may also elect, at Buyer's expense, to engage the services of a qualified specialist to inspect the Property for the presence of Corps- or MDE-regulated areas, including wetlands, prior to submitting a written offer to purchase the Property; or Buyer may include in Buyer's written offer a clause making Buyer's purchase of the Property contingent upon a satisfactory wetlands inspection.

42. CRIMINAL ACTIVITY AND SEXUAL OFFENDERS. Buyer may contact the state, county or municipal police departments in which the Property is located or check the "Sex Offender Registry" at the Maryland Department of Public Safety and Correctional Services website in order to ascertain criminal activity in the vicinity of the Property or the presence of registered sexual offenders who live or work within the vicinity of the Property. Buyer acknowledges that Buyer is solely responsible to inquire of such matters before signing this Contract. Buyer shall have no right to cancel this Contract based upon criminal activity or the presence of registered sexual offenders in the vicinity of the Property. Buyer further acknowledges that no real estate licensee involved in the sale or purchase of the Property, whether acting as the agent for Seller or Buyer, has any duty nor assumes any duty or responsibility to ascertain criminal activity or the presence of registered sexual offenders in the vicinity of the Property.

©Copyright 2022 Maryland REALTORS®. For use by REALTOR® members of Maryland REALTORS® only. Except as negotiated by the parties to the Contract, this form may not be altered or modified in any form without the prior express written consent of Maryland REALTORS®.

Produced with Lone Wolf Transactions (zipForm Edition) 717 N Harwood St, Suite 2200, Dallas, TX 75201 www.lwolf.com Randle

43. MILITARY INSTALLATIONS: This Section does not apply in Allegany, Carroll, Frederick, Garrett, Howard, Montgomery, and Washington Counties. Buyer is advised that the Property may be located near a military installation that conducts flight operations, munitions testing, or military operations that may result in high noise levels.

44. NOTICE TO THE PARTIES:

A. NO REPRESENTATIONS: Brokers, their agents, subagents and employees, make no representations with respect to: (1) Water quantity, quality, color, or taste or operating conditions of public and/or private water systems;

(2) Location, size or operating condition of on-site sewage disposal systems;

(3) The extensions of public utilities by local municipal authorities, existence or availability of public utilities, and any assessments, fees or costs for public utilities which might be imposed by local municipal authorities or private entities, should public utilities be extended or available to the subject Property. (Buyer should consult the Department of Public Works to determine the availability of proposed future extensions of utilities.);

(4) Lot size, exact location. If the subject Property is part of a recorded subdivision, Buyer can review the plat upon request at the Record Office. If the subject Property is not part of a recorded subdivision, Buyer may verify exact size, location and through a survey by a licensed engineer or land surveyor, at Buyer's expense;

(5) Existing zoning or permitted uses of the Property, including, without limitation, whether any improvements to the Property required permit(s) and, if so, whether such improvements, were completed pursuant to permit(s) issued and/or whether any permit(s) issued were complied with. Buyer should contact the appropriate local government agency and/or a licensed engineer to verify zoning, permit issuance/status, and permitted uses;

(6) Whether properly licensed contractors have been used to make repairs, renovations and improvements to the Property.

B. NO ADVISING: Brokers/agents are not advising the parties as to certain other issues, including without limitation: soil conditions; flood hazard areas; possible restrictions of the use of property due to restrictive covenants, leases, subdivision, environmental laws, easements or other documents; airport or aircraft noise; planned land use, roads or highways; and construction materials and/or hazardous materials, including without limitation flame retardant treated plywood (FRT), radon, radium, mold spores, urea formaldehyde foam insulation (UFFI), synthetic stucco (EIFS), asbestos, polybutylene piping and lead-based paint. Information relating to these issues may be available from appropriate governmental authorities. This disclosure is not intended to provide an inspection contingency.

C. COMPENSATION OF VENDORS: Buyer and Seller each assume full responsibility for selecting and compensating their respective vendors.

D. PROTECTION OF HOMEOWNERS IN FORECLOSURE ACT NOTICE: BUYER AND SELLER ACKNOWLEDGE THAT, UNDER SECTION 7-310 OF THE REAL PROPERTY ARTICLE OF THE ANNOTATED CODE OF MARYLAND, IF THE MORTGAGE ON THE PROPERTY IS AT LEAST 60 DAYS IN DEFAULT ON THE DATE OF CONTRACT ACCEPTANCE, SELLER HAS THE RIGHT TO RESCIND THE CONTRACT WITHIN 5 DAYS AFTER THE DATE OF CONTRACT ACCEPTANCE. ANY PROVISION IN THIS CONTRACT OR OTHER AGREEMENT THAT ATTEMPTS OR PURPORTS TO WAIVE ANY OF THE SELLER'S RIGHTS UNDER SECTION 7-310 IS VOID.

45. HOMESTEAD PROPERTY TAX CREDIT NOTICE TO BUYER: IF YOU PLAN TO LIVE IN THIS HOME AS YOUR PRINCIPAL RESIDENCE, YOU MAY QUALIFY FOR THE HOMESTEAD PROPERTY TAX CREDIT. THE HOMESTEAD PROPERTY TAX CREDIT MAY SIGNIFICANTLY REDUCE THE AMOUNT OF PROPERTY TAXES YOU OWE. Additional information may be obtained at: https://dat.maryland.gov/realproperty/pages/maryland-homestead-tax-credit.aspx.

46. PROPERTY TAX NOTICE - 60 DAY APPEAL: If any real property is transferred after January 1 and before the beginning of the next taxable year to a new owner, the new owner may submit a written appeal as to a value or classification on or before 60 days after the date of the transfer.

SECTION SIX: TRANSFER OF TITLE AND CLOSING

47. NOTICE OF BUYER'S RIGHT TO SELECT SETTLEMENT SERVICE PROVIDERS: Buyer has the right to select Buyer's own title insurance company, title lawyer, settlement company, escrow company, mortgage lender or financial institution as defined in the Financial Institutions Article, Annotated Code of Maryland. Buyer acknowledges that Seller may not be prohibited from offering owner financing as a condition of settlement.

48. DEED AND TITLE: Upon payment of the purchase price, a deed for the Property containing covenants of special warranty and further assurances (except in the case of transfer by personal representative of an estate), shall be executed by Seller and shall convey the Property to Buyer. Title to the Property, including all chattels included in the purchase, shall be good and merchantable, free of liens and encumbrances except as specified herein; except for use and occupancy restrictions of public record which are generally applicable to properties in the immediate neighborhood or the subdivision in which the Property is located and publicly recorded easements for public utilities and any other easements which may be observed by an inspection of the Property. Buyer expressly assumes the risk that restrictive covenants, zoning laws or other recorded documents may restrict or prohibit the use of the Property for the purpose(s) intended by Buyer. In the event Seller is unable to give good and merchantable title or such as can be insured by a Maryland licensed title insurer, with Buyer paying not more than the standard rate as filed with the Maryland Insurance Commissioner, Seller, at Seller's expense, shall have the option of curing any defect so as to enable Seller to give good and merchantable title or, if Buyer

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is willing to accept title without said defect being cured, paying any special premium on behalf of Buyer to obtain title insurance on the Property to the benefit of Buyer. In the event Seller elects to cure any defects in title, this Contract shall continue to remain in full force and effect; and the date of settlement shall be extended for a period not to exceed fourteen (14) additional days If Seller is unable to cure such title defect(s) and is unable to obtain a policy of title insurance on the Property to the benefit of Buyer from a Maryland licensed title insurer, Buyer shall have the option of taking such title as Seller can give, or terminating this Contract and being reimbursed by Seller for cost of searching title as may have been incurred not to exceed 1/2 of 1% of the purchase price. In the latter event, there shall be no further liability or obligation on either of the parties hereto; and this Contract shall become null and void; and all Deposit(s) shall be disbursed in accordance with the Deposit paragraph of this Contract. In no event shall Broker(s) or their agent(s) have any liability for any defect in Seller's title.

49. ADJUSTMENTS: Ground rent, homeowner's association fees, rent and water rent shall be adjusted and apportioned as of date of settlement; and all taxes, general or special, and all other public or governmental charges or assessments against the Property which are or may be payable on a periodic basis, including the Metropolitan District Sanitary Commission and the Washington Suburban Sanitary Commission, or other benefit charges, assessments, liens or encumbrances for sewer, water, drainage, paving, or other public improvements completed or commenced on or prior to the date hereof, or subsequent thereto, are to be adjusted and apportioned as of the date of settlement and are to be assumed and paid thereafter by Buyer, whether assessments have been levied or not as of date of settlement if applicable by local law. **Any heating or cooking fuels remaining in supply tank(s) at time of settlement shall become the property of Buyer.**

50. SETTLEMENT COSTS: Buyer agrees to pay all settlement costs and charges including, but not limited to, all Lender's fees in connection herewith, including title examination and title insurance fees, loan insurance premiums, all document preparation and recording fees, notary fees, survey fees where required, and all recording charges, except those incident to clearing existing encumbrances or title defects, except if Buyer is a Veteran obtaining VA financing, those prohibited to be paid by a Veteran obtaining VA financing, which prohibited charges shall be paid by Seller. If Buyer is a Veteran obtaining VA financing, Buyer's Broker may not charge a flat fee to Buyer nor to Seller per VA Reg. Part 38 CFR 36.4313(b). Seller is advised that should Seller not be able to attend Settlement as scheduled, Seller may be subject to additional charges from the settlement company to cover the reasonable additional costs of accommodating Seller's request. In such event, Seller is advised to contact the title company to determine what charges may apply.

51. TRANSFER CHARGES:

A. IN GENERAL. If Buyer is NOT a first-time Maryland homebuyer, payment of Recordation Taxes and State and local Transfer Taxes will be divided equally between Buyer and Seller unless otherwise stated here: ____. Buyer shall be entitled to receive the benefit of any local owner-occupancy reduction offered by the jurisdiction where the property is located.

B. FIRST-TIME MARYLAND HOMEBUYER. Maryland law provides that the amount of state transfer tax due on the sale of property to a first-time Maryland homebuyer is reduced from 0.50% to 0.25% <u>and shall be paid entirely by the Seller</u>. Payment of Recordation Taxes and local Transfer Taxes will be divided equally between Buyer and Seller unless otherwise stated here: ____. Buyer shall be entitled to receive the benefit of any local owner-occupancy reduction offered by the jurisdiction where the property is located. Buyer is hereby notified that to ensure receipt of the above reduction, Buyer should check the box on Page 10 of this Contract, indicating that Buyer is a first-time Maryland homebuyer, and complete the required affidavit at settlement indicating that the Buyer is a first-time Maryland homebuyer.

52. MARYLAND NON-RESIDENT SELLER: If the Property is not the Seller's principal residence and the Seller is a non-resident individual of the State of Maryland or is a non-resident entity which is not formed under the laws of the State of Maryland or qualified to do business in the State of Maryland, a withholding tax from the proceeds of sale shall be withheld at the time of settlement except as otherwise provided by Maryland law. ***Seller may request the Maryland Comptroller to issue a Certificate of Full or Partial Exemption from the withholding requirements, provided that such request is filed not later than 21 days prior to the date of closing. For detailed information, seller should call 1-800-MDTAXES or visit: <u>https://www.marylandtaxes.gov/forms/current_forms/withholding_requirement.pdf</u>.***

53. FOREIGN INVESTMENT TAXES-FIRPTA: Section 1445 of the United States Internal Revenue Code of 1986 provides that a Buyer of residential real property located in the United States must withhold federal income taxes from the payment of the purchase price if (a) the purchase price exceeds Three Hundred Thousand Dollars ($300,000.00) and (b) the seller is a foreign person. Unless otherwise stated in an addendum attached hereto, if the purchase price is in excess of Three Hundred Thousand Dollars ($300,000.00), Seller represents that Seller is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined by the Internal Revenue Code and applicable regulations) and agrees to execute an affidavit to this effect at the time of settlement.

REALTOR®

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54. INTERNAL REVENUE SERVICE FILING: Buyer and Seller each agree to cooperate with the settlement officer by providing all necessary information so that a report can be filed with the Internal Revenue Service, as required by Section 6045 of the IRS Code. To the extent permitted by law, any fees incurred as a result of such filing will be paid by the Seller.

55. AUTHORIZATION TO PROVIDE TILA-RESPA INTEGRATED DISCLOSURES: Buyer and Seller hereby authorize the lender, title company, escrow agent, and/or their representatives to disclose and provide copies of the closing disclosure(s) and/or other settlement statement to the real estate licensees involved in the transaction at the time these documents are provided to Buyer and Seller.

56. BROKER'S FEE: All parties irrevocably instruct the settlement officer to collect the fee or compensation and disburse same according to the terms and conditions provided in the listing agreement and/or agency representation agreement. Settlement shall not be a condition precedent to payment of compensation.

57. BROKER LIABILITY: Brokers, their agents, subagents and employees do not assume any responsibility for the condition of the Property or for the performance of this Contract by any or all parties hereto. By signing this Contract, Buyer and Seller acknowledge that they have not relied on any representations made by Brokers, or any agents, subagents or employees of Brokers, except those representations expressly set forth in this Contract.

58. PROPERTY OWNER'S TITLE INSURANCE: Buyer is encouraged to purchase owner's title insurance at either "standard" or "enhanced" coverage and rates. The coverage afforded by such title insurance would be governed by the terms and conditions thereof, and the premium for obtaining such title insurance coverage would be determined by the extent of its coverage. For purposes of owner's title insurance policy premium rate disclosures by Buyer's lender, Buyer and Seller agree that enhanced rates (if available) shall be quoted by Buyer's lender. Buyer understands that a policy issued to the Lender will not protect the Buyer from losses caused by title defect. Nothing herein obligates Buyer to obtain any owner's title insurance coverage at any time, including at settlement, and that the availability of owner's title insurance coverage is subject to the underwriting criteria of the title insurer. Buyer understands that the Broker does not warrant the condition of title, and Buyer agrees to hold harmless Broker from any damages sustained by Buyer that may result from a defect in title.

SECTION SEVEN: BREACH OF CONTRACT AND DISPUTE RESOLUTION

59. DEFAULT: Buyer and Seller are required and agree to make full settlement in accordance with the terms of this Contract and acknowledge that failure to do so constitutes a breach hereof. If Buyer fails to make full settlement or is in default due to Buyer's failure to comply with the terms, covenants and conditions of this Contract, the initial Deposit and additional Deposits (the "Deposit") may be retained by Seller as long as a Release of Deposit Agreement is signed and executed by all parties, expressing that said Deposit may be retained by Seller. In the event the parties do not agree to execute a Release of Deposit Agreement, subject to the Deposit paragraph of this Contract, Buyer and Seller shall have all legal and equitable remedies. If Seller fails to make full settlement or is in default due to Seller's failure to comply with the terms, covenants and conditions of this Contract, Buyer shall be entitled to pursue such rights and remedies as may be available, at law or in equity, including, without limitation, an action for specific performance of this Contract and/or monetary damages. In the event of any litigation or dispute between Buyer and Seller concerning the release of the Deposit, Broker's sole responsibility may be met, at Broker's option, by paying the Deposit into the court in which such litigation is pending, or by paying the Deposit into the court of proper jurisdiction by an action of interpleader. Buyer and Seller agree that, upon Broker's payment of the Deposit into the court, neither Buyer nor Seller shall have any further right, claim, demand or action against Broker regarding the release of the Deposit; and Buyer and Seller, jointly and severally, shall indemnify and hold Broker harmless from any and all such rights, claims, demands or actions. In the event of such dispute and election by Broker to file an action of interpleader as herein provided, Buyer and Seller further agree and hereby expressly and irrevocably authorize Broker to deduct from the Deposit all costs incurred by Broker in the filing and maintenance of such action of interpleader including but not limited to filing fees, court costs, service of process fees and attorneys' fees, provided that the amount deducted shall not exceed the lesser of $500 or the amount of the Deposit held by Broker. All such fees and costs authorized herein to be deducted may be deducted by Broker from the Deposit prior to paying the balance of the Deposit to the court. Buyer and Seller further agree and expressly declare that all such fees and costs so deducted shall be the exclusive property of Broker. If the amount deducted by Broker is less than the total of all of the costs incurred by Broker in filing and maintaining the interpleader action, then Buyer and Seller jointly, and severally, agree to reimburse Broker for all such excess costs upon the conclusion of the interpleader action.

60. MEDIATION OF DISPUTES: Mediation is a process by which the parties attempt to resolve a dispute or claim with the assistance of a neutral mediator who is authorized to facilitate the resolution of the dispute. The mediator has no authority to make an award, to impose a resolution of the dispute or claim upon the parties or to require the parties to continue mediation if the parties do not desire to do so. Buyer and Seller agree that any dispute or claim arising out of or from this Contract or the transaction which is the subject of this Contract shall be mediated through Maryland REALTORS® or its member local boards/associations in accordance with the established Mediation Rules and Guidelines of Maryland REALTORS® or through such other mediator or mediation service as mutually agreed upon by Buyer and Seller, in writing. Unless otherwise agreed in writing by the parties, mediation fees, costs and expenses shall be divided and paid equally by

©Copyright 2022 Maryland REALTORS®. For use by REALTOR® members of Maryland REALTORS® only. Except as negotiated by the parties to the Contract, this form may not be altered or modified in any form without the prior express written consent of Maryland REALTORS®.

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the parties to the mediation. If either party elects to have an attorney present that party shall pay his or her own attorney's fees.

Buyer and Seller further agree that the obligation of Buyer and Seller to mediate as herein provided shall apply to all disputes or claims arising whether prior to, during, or within one (1) year following the actual contract settlement date or when settlement should have occurred. Buyer and Seller agree that neither party shall commence any action in any court regarding a dispute or claim arising out of or from this Contract or the transaction which is the subject of this Contract, without first mediating the dispute or claim, unless the right to pursue such action or the ability to protect an interest or pursue a remedy as provided in this Contract, would be precluded by the delay of the mediation. In the event the right to pursue such action, or the ability to protect an interest or pursue a remedy would be precluded by the delay, Buyer or Seller may commence the action only if the initial pleading or document commencing such action is accompanied by a request to stay the proceeding pending the conclusion of the mediation. If a party initiates or commences an action in violation of this provision, the party agrees to pay all costs and expenses, including reasonable attorneys' fees, incurred by the other party to enforce the obligation as provided herein. The provisions of this paragraph shall survive closing and shall not be deemed to have been extinguished by merger with the deed.

61. ATTORNEY'S FEES: In any action or proceeding between Buyer and Seller based, in whole or in part, upon the performance or non-performance of the terms and conditions of this Contract, including, but not limited to, breach of contract, negligence, misrepresentation or fraud, the prevailing party in such action or proceeding shall be entitled to receive reasonable attorney's fees from the other party as determined by the court or arbitrator. In any action or proceeding between Buyer and Seller and/or between Buyer and Broker(s) and/or Seller and Broker(s) resulting in Broker(s) being made a party to such action or proceeding, including, but not limited to, any litigation, arbitration, or complaint and claim before the Maryland Real Estate Commission, whether as defendant, cross-defendant, third-party defendant or respondent, Buyer and Seller jointly and severally, agree to indemnify and hold Broker(s) harmless from and against any and all liability, loss, cost, damages or expenses (including filing fees, court costs, service of process fees, transcript fees and attorneys' fees) incurred by Broker(s) in such action or proceeding, providing that such action or proceeding does not result in a judgment against Broker(s). As used in this Contract, the term "Broker(s)" shall mean: (a) the Brokers as identified on Page 11 of this Contract; (b)the named Sales Associates identified on Page 11 of the Contract; and (c) any agent, subagent, salesperson, independent contractor and/or employees of Broker(s). The term "Broker(s)" shall also mean, in the singular, any or either of the named Broker(s) and/or Sales Associate(s) as identified or, in the plural, both of the named Brokers and/or Sales Associates as identified. This Paragraph shall apply to any and all such action(s) or proceeding(s) against Broker(s) including those action(s) or proceeding(s) based, in whole or in part, upon any alleged act(s) or omission(s) by Broker(s), including, but not limited to, any alleged act of misrepresentation, fraud, non-disclosure, negligence, violation of any statutory or common law duty, or breach of fiduciary duty by Broker(s). The provisions of this Paragraph shall survive closing and shall not be deemed to have been extinguished by merger with the deed.

[signature]	10-23-22		
Buyer Signature **Investment.com Collection LLC**	**Date**	**Seller Signature** **Ken Gar EC, LLC**	**Date**
Buyer Signature	**Date**	**Seller Signature**	**Date**

DATE OF CONTRACT ACCEPTANCE: ____________________
(Insert the date on which all final initials and signatures of all parties have been affixed to this Contract.)

☐ **Check if First-Time Maryland Homebuyer**

©Copyright 2022 Maryland REALTORS®. For use by REALTOR® members of Maryland REALTORS® only. Except as negotiated by the parties to the Contract, this form may not be altered or modified in any form without the prior express written consent of Maryland REALTORS®.

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Contact Information:

BUYER / NAME(S): **Investment.com Collection LLC**
MAILING ADDRESS: 1111 Brickell FL 10 Miami FL 33131

SELLER / NAME(S): **Ken Gar EC, LLC**
MAILING ADDRESS:

Information provided for reference only:

LISTING BROKERAGE COMPANY NAME: **CENTURY 21 New Millennium**
BROKER OF RECORD NAME: **HERB LISJAK** LICENSE NUMBER: **634741**
SALES ASSOCIATE NAME: **Joseph B Okon** LICENSE NUMBER: **35235**
OFFICE ADDRESS: **6631 Old Dominion DR, McLean, VA 22101**
OFFICE PHONE: **(703)556-4222** BROKER/SALES ASSOCIATE MLS ID:
SALES ASSOCIATE PHONE: **(240)305-4918** SALES ASSOCIATE E-MAIL: **jokon@verizon.net**

ACTING AS: ☐ LISTING BROKER AND SELLER AGENT; OR
☐ INTRA - COMPANY AGENT WITH BROKER AS DUAL AGENT

SELLING BROKERAGE COMPANY NAME: NA
BROKER OF RECORD NAME: LICENSE NUMBER:
SALES ASSOCIATE NAME: LICENSE NUMBER:
OFFICE ADDRESS:
OFFICE PHONE: BROKER/SALES ASSOCIATE MLS ID:
SALES ASSOCIATE PHONE: SALES ASSOCIATE E-MAIL:

ACTING AS: ☐ SELLER AGENT; OR
☐ SUBAGENT; OR
☐ BUYER AGENT; OR
☐ INTRA - COMPANY AGENT WITH BROKER AS DUAL AGENT

©Copyright 2022 Maryland REALTORS®. For use by REALTOR® members of Maryland REALTORS® only. Except as negotiated by the parties to the Contract, this form may not be altered or modified in any form without the prior express written consent of Maryland REALTORS®.

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Maryland REALTORS®

DISCLOSURE OF INFORMATION ON LEAD-BASED PAINT AND/OR LEAD-BASED PAINT HAZARDS

Property Address: 6437 RANDLE AVE CHESAPEAKE BEACH, 20732

SELLER/LANDLORD REPRESENTS AND WARRANTS, INTENDING THAT SUCH BE RELIED UPON REGARDING THE ABOVE PROPERTY, THAT **(SELLER/LANDLORD TO INITIAL APPLICABLE LINE)**: PF / ______ housing was constructed prior to 1978 **OR** ______ / ______ date of construction is uncertain.

FEDERAL LEAD WARNING STATEMENT: A buyer/tenant of any interest in residential real property on which a residential dwelling was built prior to 1978 is notified that such property may contain lead-based paint and that exposure to lead from lead-based paint, paint chips or lead paint dust may place young children at risk of developing lead poisoning if not managed properly Lead poisoning in young children may produce permanent neurological damage, including learning disabilities, reduced intelligence quotient, behavioral problems, and impaired memory. Lead poisoning also poses a particular risk to pregnant women. The seller/landlord of any interest in residential real property is required to disclose to the buyer/tenant the presence of known lead-based paint hazards and to provide the buyer/tenant with any information on lead-based paint hazards from risk assessments or inspections in the seller's/landlord's possession. A **tenant** must receive a federally approved pamphlet on lead poisoning prevention. It is recommended that a **buyer** conduct a risk assessment or inspection for possible lead-based paint hazards prior to purchase.

Seller's/Landlord's Disclosure

(a) Presence of lead-based paint and/or lead-based paint hazards (initial (i) or (ii) below):

(i) ______ / ______ Known lead-based paint and/or lead-based paint hazards are present in the housing (explain).

(ii) PF / ______ Seller/Landlord has no knowledge of lead-based paint and/or lead-based paint hazards in the housing.

(b) Records and reports available to the seller (initial (i) or (ii) below):

(i) ______ / ______ Seller/Landlord has provided the purchaser/tenant with all available records and reports pertaining to lead-based paint and/or lead-based paint hazards in the housing (list documents below).

(ii) PF / ______ Seller/Landlord has no reports or records pertaining to lead-based paint and/or lead-based paint hazards in the housing.

Buyer's/Tenant's Acknowledgment (initial)

(c) [initials] / ______ Buyer/Tenant has received copies of all information listed in section (b)(i) above, if any.

(d) [initials] / ______ Buyer/Tenant has received the pamphlet Protect Your Family from Lead In Your Home.

(e) Buyer has (initial (i) or (ii) below):

(i) ______ / ______ received a 10-day opportunity (or mutually agreed upon period) to conduct a risk assessment or inspection for the presence of lead-based paint and/or lead-based paint hazards; or

(ii) [initials] / ______ waived the opportunity to conduct a risk assessment or inspection for the presence of lead-based paint and/or lead-based paint hazards.

Agent's Acknowledgment (initial)

(f) [initials] Agent has informed the Seller/Landlord of the Seller's/Landlord's obligations under 42 U.S.C. 4852(d) and is aware of his/her responsibility to ensure compliance.

Certification of Accuracy

The following parties have reviewed the information above and certify, to the best of their knowledge, that the information they have provided is true and accurate.

Pete Fleck [signature]	10-1-22	[signature]	10-23-22
Seller/Landlord Ken Gar EC, LLC	**Date**	**Buyer/Tenant** Investment.com Collection LLC	**Date**
Seller/Landlord	**Date**	**Buyer/Tenant**	**Date**
[signature]	10/1/2022		
Seller's/Landlord's Agent Joseph B Okon	**Date**	**Buyer's/Tenant's Agent**	**Date**

©Copyright 2017 Maryland REALTORS®. For use by REALTOR® members of Maryland REALTORS® only. Except as negotiated by the parties to the Contract, this form may not be altered or modified in any form without the prior expressed written consent of Maryland REALTORS®.

CENTURY 21 New Millennium - McLean, 6641-A Old Dominion Drive McLean VA 22101-4539 Phone: (703) 556-4222 Fax: (703) 748-0741 Randle
Joe Okon Produced with Lone Wolf Transactions (zipForm Edition) 717 N Harwood St, Suite 2200, Dallas, TX 75201 www.lwolf.com